EXHIBIT 99.1

Rigel Announces Novartis’ Acceptance of Drug Target and Conclusion of Research Phase of Two Programs

South San Francisco, CA,

May 22, 2002

Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that Novartis Pharma AG (NYSE: NVS) has accepted a drug target from the companies’ research collaboration. The acceptance of the target will result in a milestone payment to Rigel. Rigel could receive additional milestone payments for the target as it enters future preclinical research and development at Novartis.

Coincident with the acceptance of this target, Novartis has elected to conclude the research phases of the companies’ two initial joint projects in the autoimmunity and transplant rejection areas, after 42 months each, taking effect by February 2003. Novartis had the right under the collaboration agreement to end the research phase on these programs after 24 months or 42 months. Since 1999, when these two programs were initiated, Novartis has contributed $750,000 of research funding to Rigel per quarter per program.

The accepted drug target comes from a research program directed at overcoming autoimmune disorders, an area of medicine in which Novartis specializes. The research is specifically designed to identify proteins involved in the activation of T-cells, a type of white blood cells that play an important role in rejecting foreign tissue in the body. The target that Novartis has accepted has been extensively validated, which means that a great deal of information has been assembled about this component of the immune response and its profile in mediating tissue rejection.

“Rigel’s scientists have worked with good results to provide this well-defined, high-quality drug target for one of our priority research areas,” said Dr. Jan Devries, head of the Novartis Research Institute Vienna/Austria.

“We believe that the Novartis target is one more example of the utility of our technology and the success of our scientists in consistently meeting research objectives and producing potentially valuable drug targets for our partners as well as for our own discovery efforts,” said Donald Payan, M.D., Rigel’s Chief Scientific Officer.

Rigel and Novartis will continue to collaborate on two other research programs in the areas of angiogenesis and respiratory disease. These programs are in the target discovery phase. For all four programs with Novartis, Rigel received an upfront payment at the initiation of each program, and Novartis is funding the research during the target discovery and validation phase of each program. Rigel also may receive milestone and royalty payments related to the development and commercialization of any therapeutics, diagnostics or vaccines that result from the collaboration. Novartis retains worldwide rights to develop and market these products.

About Rigel Pharmaceuticals
Rigel Pharmaceuticals, Inc. (www.rigel.com) is a drug discovery and development company that uses advanced functional genomics tools to discover novel drug targets that can be used to develop orally administered small molecule drugs. Rigel’s technology is designed to identify molecules that play an important role in regulating a human cell’s response to disease by testing a very large number of proteins in a very large number of cells to determine which proteins will change a cell’s response to the disease. Rigel currently has ten product development programs underway, with five programs being proprietary programs in the areas of asthma/allergy, rheumatoid arthritis and inflammatory bowel disease, cancerous tumor growth and hepatitis C. Rigel expects to begin clinical trials during 2002 with one or more drug candidates from these five programs. In addition to the Rigel-owned programs, the company has five joint programs with its corporate partners in the product development areas of asthma/allergy, autoimmunity, transplant rejection and two programs in cancerous tumor growth. With Rigel’s support, one of the company’s partners is conducting an additional program in chronic bronchitis at its premises. Rigel has multi-year collaborations with Pfizer Inc., Cell Genesys, Inc., Johnson & Johnson Pharmaceutical Research & Development, L.L.C. and Novartis Pharma A.G. Rigel is based in South San Francisco, California.

This press release contains “forward-looking” statements, including statements related to the anticipated development and success of drugs resulting from targets delivered to Novartis and Rigel’s plans to commence clinical trials in 2002. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. Rigel does not undertake any obligation to update forward-looking statements.